Exhibit 10.5

INTERNATIONAL MARKET CENTERS, INC.

LTIP UNIT AWARD AGREEMENT

This LTIP Unit Award Agreement (“Agreement”) made as of the date set forth below among International Market Centers, Inc., a Maryland corporation (the “Company”), its subsidiary, IMC OP, LP, a Delaware limited partnership and the entity through which the Company conducts substantially all of its operations (the “Partnership”), and the person identified below as the grantee (the “Grantee”).

Recitals

A. The Grantee is an employee of the Company or one of its affiliates and provides services to the Partnership.

B. The Committee approved this award (this “Award”) pursuant to the International Market Centers, Inc. 2015 Omnibus Incentive Plan (the “Plan”) and the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of [●], 2015, as amended and restated from time to time (the “Partnership Agreement”), to provide officers of the Company or its affiliates, including the Grantee, in connection with their employment, with the incentive compensation described in this Agreement, and thereby provide additional incentive for them to promote the progress and success of the business of the Company and its affiliates, including the Partnership.

NOW, THEREFORE, the Company, the Partnership and the Grantee agree as follows:

1. Administration. This Award shall be administered by the Committee which has the powers and authority as set forth in the Plan. Should there be any conflict between the terms of this Agreement, on the one hand, and the Plan and the Partnership Agreement, on the other hand, the terms of this Agreement shall prevail.

2. Definitions. Capitalized terms used herein without definitions shall have the meanings given to those terms in the Plan. In addition, as used herein:

“Award Date” means the date that the Award LTIP Units were granted as set forth on Schedule A.

“Charitable Organization” means a charitable organization as described by Section 501(c)(3) of the Code.

“Common Units” means the Common Units as provided in the Partnership Agreement.

“Effective Date” means the close of business on [●].

“Employment Agreement” means, as of a particular date, any employment or similar service agreement then in effect between the Grantee, on the one hand, and the Company or one of its Subsidiaries, on the other hand, as amended or supplemented through such date.

“Expiration Date” means [●].

“Fair Market Value” with respect to each LTIP Unit shall be the fair value of each such LTIP Unit determined in good faith by the Company in a manner consistent with the principles set forth in the definition of “Value” in the Partnership Agreement.

“Hurdle Price” means [●].

“Hurdle Return Value” means an amount (which shall not be less than zero) per LTIP Unit equal to (A) the Hurdle Price, less (B) the total per-unit distributions with respect to the LTIP Unit declared between the [Effective Date] and such date of determination.

“Investor” means, collectively, (i) any Affiliates of Bain Capital Partners, LLC that now or hereafter beneficially own, directly or indirectly, any shares of Common Stock, (ii) Affiliates of Oaktree Capital Management, L.P. that now or hereafter beneficially own, directly or indirectly, any shares of Common Stock, and (iii) International Market Centers, LP, a Delaware limited partnership.

“LTIP Units” means the LTIP Units issued pursuant to this Agreement, the Plan and the Partnership Agreement.

“Performance Goal” means [●] as set forth on Exhibit A hereto.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, other entity or “group” (as defined in the Exchange Act).

“Plan” has the meaning set forth in the Recitals.

“Public Offering” means a public offering and sale of Common Stock of the Company for cash pursuant to an effective registration statement under the Securities Act.

“Rule 144” means Rule 144 under the Securities Act (or any successor Rule).

“Unit Return Value” means, with respect to an LTIP Unit as of a particular date of determination, the Fair Market Value as of such date of determination.

“Valuation Date” means (i) [●] that occurs during the period commencing on the Effective Date and ending on the Expiration Date; (ii) in the event of a Change in Control, the date of the closing of the Change in Control, and (iii) the Expiration Date.

3. Award. The Company and the Partnership hereby grant to the Grantee an Other Stock-Based Award (as defined in the Plan), effective as of the Award Date, in the form of the number of LTIP Units set forth on Schedule A which are subject to forfeiture provided in Section 4 and Section 5 and having the rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of conversion into Common Units and the redemption of such Common Units into Common Stock as set forth herein and in the Partnership Agreement. It is a condition to the effectiveness of this Award that the Grantee execute and deliver within ten (10) business days from the Award Date a fully executed copy of this Agreement and such other documents that the Company and/or the Partnership reasonably request in order to comply with all applicable legal requirements, including, without limitation, federal and state securities laws. Upon the close of business on the Award Date, pursuant to this Agreement the Grantee shall receive the number of LTIP Units specified above, subject to the restrictions and conditions set forth herein, in the Plan and in the Partnership Agreement. For purposes of the Partnership Agreement, the LTIP Units shall initially be “Unvested LTIP Units”, and shall become “Vested LTIP Units” only to the extent the vesting terms provided herein become satisfied.

4. Vesting. The LTIP Units shall be subject to vesting in accordance with the provisions of this Section 4. The LTIP Units shall be subject to both time and performance vesting conditions and for purposes of this Agreement shall only be deemed “Vested LTIP Units” when they have satisfied both the time-based criteria and the performance-based criteria requirements in accordance with the terms hereof. LTIP Units shall vest only so long as the Grantee continues to provide service to or remains employed, as applicable, by the Company or one of its Subsidiaries.

(a) Time-Based Vesting Criteria. The LTIP Units shall have an opportunity to vest as follows, subject to the Grantee not incurring a Termination prior each such date (the “Time Vesting Date”), except as specifically provided in Section 5:

Time Vesting Date	Cumulative Percentage of LTIP Units that have Time Vested

[Award Date]	[●]

[Vesting Commencement Date]	[●]

[1st Anniversary of Vesting Commencement Date]	[●]

[●]	[●]

(b) Performance-Based Vesting Criteria. As soon as practicable following each Valuation Date, but effective as of the applicable Valuation Date, the Committee will determine the extent to which the Performance Goal has been achieved, as provided in Exhibit A, and shall notify the Grantee of the number of LTIP Units that have satisfied the performance vesting conditions, and have become Vested LTIP Units as of such Valuation Date.

(c) Except as otherwise provided in Section 5, upon the Grantee’s Termination for any reason, all LTIP Units that have not become Vested LTIP Units prior to such time shall, without payment of any consideration to the Grantee, automatically and without notice be forfeited and be and become null and void as of such Termination, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such LTIP Units. The Grantee shall take all necessary steps to give effect to the preceding sentence.

(d) Any LTIP Units that have not become Vested LTIP Units on or prior to the Expiration Date shall, without payment of any consideration to the Grantee, automatically and without notice be forfeited and be and become null and void as of the Expiration Date, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such LTIP Units. Any Vested LTIP Units that have not been converted into Common Units in accordance with the terms of the Partnership Agreement on or prior to the Expiration Date shall, without payment of any consideration to the Grantee, automatically and without notice be forfeited and be and become null and void as of the Expiration Date, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such LTIP Units. The Grantee shall take all necessary steps to give effect to the preceding sentences.

5. Termination of Grantee’s Employment.

(a) Termination due to Death or Disability. In the event of the Grantee’s Termination by reason of death or Disability, the Vested LTIP Units shall remain outstanding until the earlier of (i) one (1) year from the date of such Termination, and (ii) the Expiration Date; provided, however, that in the case of a Termination due to Disability, if the Grantee dies within such one (1) year period, any Vested LTIP Units held by the Grantee shall thereafter remain outstanding for a period of one (1) year from the date of death, but in no event beyond the Expiration Date.

(b) Involuntary Termination Without Cause. In the event of the Grantee’s involuntary Termination by the Company without Cause, the Vested LTIP Units shall remain outstanding until the earlier of (i) ninety (90) days from the date of such Termination, and (ii) the Expiration Date.

(c) Voluntary Resignation. In the event of the Grantee’s voluntary Termination (other than a voluntary Termination described in Section 5(d) hereof), the Vested LTIP Units shall remain outstanding until the earlier of (i) thirty (30) days from the date of such Termination, and (ii) the Expiration Date.

(d) Termination for Cause. In the event of the Grantee’s Termination for Cause or in the event of the Grantee’s voluntary Termination (as provided in Section 5(c) hereof) after an event that would be grounds for a Termination for Cause, all of the Grantee’s LTIP Units (whether or not vested) and any Common Units or shares of Common Stock issued in respect of LTIP Units shall, without payment of any consideration by the Partnership, automatically and without notice terminate, be forfeited and be and become null and void, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such LTIP Units, Common Units or Common Stock, unless provided otherwise herein. The Grantee shall take all necessary steps to give effect to the preceding sentence.

(e) Treatment of Unvested LTIP Units. In the event the Grantee’s employment or service with the Company or any of its Subsidiaries terminates at any time prior to the final scheduled Valuation Date, all of the Grantee’s Unvested LTIP Units that have not become Vested LTIP Units as of such Termination date shall, without payment of any consideration by the Partnership, automatically and without notice terminate, be forfeited and be and become null and void, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such LTIP Units, unless provided otherwise herein. The Grantee shall take all necessary steps to give effect to the preceding sentence.

(f) Specified Employee. Notwithstanding the foregoing, in the event any payment to be made hereunder after giving effect to this Section 5 is determined to constitute “nonqualified deferred compensation” subject to Section 409A of the Code, then, to the extent the Grantee is a “specified employee” under Section 409A of the Code subject to the six-month delay thereunder, any such payments to be made during the six-month period commencing on the Grantee’s “separation from service” (as defined in Section 409A of the Code) shall be delayed until the expiration of such six-month period.

(g) For the avoidance of doubt, to the extent that Vested LTIP Units are converted into Common Units or Common Stock in accordance with the terms of the Partnership Agreement, then the early expiration provisions of Sections 5(a) through 5(c) shall cease to apply.

6. Transfer Restrictions. Notwithstanding anything set forth in the Partnership Agreement to the contrary, the Grantee shall be permitted to Transfer LTIP Units, or Common Units or shares of Common Stock issued in respect of LTIP Units, but only to the extent permitted under this Section 6.

(a) Permitted Transferees. The transferee of a Transfer made in accordance with this Section 6(a) is a “Permitted Transferee”.

(i) Affiliates. The Grantee may Transfer any or all of the LTIP Units, Common Units or shares of Common Stock issued hereunder to an Affiliate of the Grantee or to a Charitable Organization.

(ii) Estate Planning. The Grantee may Transfer any or all of the LTIP Units, Common Units or shares of Common Stock issued hereunder (A) by gift to, or for the benefit of, any Family Member of the Grantee, (B) to a trust for the benefit of the Grantee and/or any Family Member of the Grantee, or (C) to any other trust in respect of which the Grantee serves as trustee; provided, however, that the trust instrument governing such trust shall provide that the Grantee, as trustee, shall retain sole and exclusive control over the voting and disposition of such LTIP Units, Common Units or shares of Common Stock until the termination of this Agreement.

(iii) Upon Death. Upon the death of the Grantee, the LTIP Units, Common Units or shares of Common Stock issued hereunder may be distributed by the will or other instrument taking effect at death of the Grantee or by applicable laws of descent and distribution to the Grantee’s estate, executors, administrators and personal representatives, and then to the Grantee’s heirs, legatees or distributees, whether or not such recipients are Family Members of the Grantee or a Charitable Organization.

(iv) Investors and the Company. The Grantee may Transfer any or all of the LTIP Units, Common Units or shares of Common Stock issued hereunder with the Board’s approval, to the Company or any subsidiary of the Company (including, for the avoidance of doubt, the Partnership).

(b) Transferred Units Remain Subject to Terms; Unwind.

(i) Notwithstanding anything herein to the contrary, in the event any LTIP Units, Common Units or shares of Common Stock are transferred pursuant to the preceding Section 6(a), such Permitted Transferee will succeed to all rights, obligations and limitations (including vesting conditions and forfeiture provisions) attributable to the Grantee as a holder of LTIP Units, Common Units or shares of Common Stock, as applicable, both hereunder, under the Partnership Agreement and otherwise. In furtherance of the foregoing, the Company and the Partnership (as applicable) may require such Permitted Transferee to execute such documentation as is reasonably required by the Company and the Partnership to effect the intent of the foregoing and the Permitted Transferee shall have no rights with respect to this Agreement (and the Award evidenced hereby and the LTIP Units, Common Units or Common Stock subject to such Transfer) unless he or she shall have executed any such documentation.

(ii) If, while a Permitted Transferee holds any LTIP Units or Common Units or shares of Common Stock issued in respect of such LTIP Units (or other equity interests issued in respect thereof), such Permitted Transferee ceases to qualify as a Permitted Transferee in relation to the Grantee from whom or which such Permitted Transferee or any previous Permitted Transferee of such Grantee received such LTIP Units, Common Units or shares of Common Stock (or other equity interests issued in respect thereof) (an

“Unwinding Event”), then (i) the Grantee and the applicable Permitted Transferee shall promptly notify the Company or the Partnership (as applicable) of such Unwinding Event and (ii) immediately following such Unwinding Event, without limiting any other rights or remedies, such Grantee and such Permitted Transferee shall take all actions necessary to effect a Transfer of such LTIP Units, Common Units or Common Stock (or other equity interests issued in respect thereof) back to such Grantee, or to another Person that qualifies as a Permitted Transferee of Grantee.

(c) Transfers to the Public. The Grantee may Transfer any shares of Common Stock issued pursuant to the Partnership Agreement (directly or indirectly following conversion of the LTIP Units into Common Units) in respect of the LTIP Units issued hereunder in a Public Offering or pursuant to Rule 144, if such transfer would not result in the Relative Ownership Percentage of the shares of Common Stock issued pursuant to the Partnership Agreement (directly or indirectly following conversion of the LTIP Units into Common Units) in respect of the LTIP Units issued hereunder and owned by the Grantee immediately following the effective time of such Transfer (the “Determination Time”) being less than the Relative Ownership Percentage of the shares of Common Stock owned by the Investors immediately following the Determination Time. For purposes of this Section 6, “Relative Ownership Percentage” means:

(i) with respect to shares of Common Stock owned by the Grantee, a fraction (expressed as a percentage), (A) the numerator of which is the sum of (x) the number of shares of Common Stock issued pursuant to the Partnership Agreement (directly or indirectly following conversion of the LTIP Units into Common Units) in respect of the LTIP Units issued hereunder and owned by the Grantee immediately following the Determination Time, and (y) the number of shares of Common Stock that may be issued by the Company upon redemption of the Common Units issuable upon conversion of any LTIP Units held by the Grantee immediately following the Determination Time as provided hereunder and under the Partnership Agreement, and (B) the denominator of which is the sum of (x) the aggregate number of shares of Common Stock purchased by or issued to the Grantee, in each case, directly or indirectly in respect of the LTIP Units issued hereunder at any time prior to the Determination Time, and (y) the aggregate number of shares of Common Stock that may be issued by the Company upon redemption of the Common Units issuable upon conversion of any LTIP Units awarded to the Grantee at any time prior to the Determination Time (and not previously converted and redeemed into Common Stock) as provided hereunder and under the Partnership Agreement measured immediately following the Determination Time, and

(ii) with respect to shares of Common Stock owned by the Investors, a fraction (expressed as a percentage), (A) the numerator of which is the aggregate number of shares of Common Stock owned by the Investors immediately following the Determination Time and (B) the denominator of which is the aggregate number (without double counting) of shares of Common Stock purchased by or issued to the Investors at any time prior to the Determination Time.

Any Grantee Transferring shares of Common Stock pursuant to this Section 6(c) shall notify the Company following the consummation of such Transfer of the number of shares of Common Stock Transferred. The Grantee shall be entitled to obtain prior to a Transfer pursuant to this Section 6(c), and rely upon, a statement from the Company, of the number of shares of Common Stock that the Grantee may Transfer pursuant to this Section 6(c).

(d) Impermissible Transfer. Any attempted Transfer of shares of Common Stock (or LTIP Units or Common Units, as the case may be) not permitted under the terms of this Section 6 shall be null and void, and the Company shall not in any way give effect to any such impermissible Transfer.

(e) Period. The foregoing provisions of this Section 6 shall expire upon the earlier of (x) the fifth anniversary of the Initial Public Offering and (y) the date on which the Relative Ownership Percentage of the Investors is less than 20%. For purposes of this Section 6, “Initial Public Offering” means the Company’s initial Public Offering registered on Form S-11.

7. Change in Control.

(a) Awards not Assumed. In the event that a Change in Control occurs prior to the Expiration Date and the LTIP Units are not continued, assumed, or have new rights substituted therefor as set forth in Section 12.1(a) of the Plan, the time-based vesting criteria with respect to the LTIP Units shall become fully satisfied as of the date of the consummation of the Change in Control and the performance-based vesting criteria, to the extent not satisfied as of the Change in Control shall expire unsatisfied, such that any outstanding Unvested LTIP Units that do not become Vested LTIP Units in connection with the Change in Control shall be forfeited as of the date of the Change in Control without payment of any consideration to the Grantee and become null and void, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such Unvested LTIP Units. The Grantee shall take all necessary steps to give effect to the preceding sentence.

(b) Awards Assumed. In the event that a Change in Control occurs prior to the Expiration Date and the LTIP Units are continued, assumed, or have new rights substituted therefore as set forth in Section 12.1(a) of the Plan, (i) the performance-based vesting criteria, to the extent not satisfied as of the Change in Control shall expire unsatisfied, such that any outstanding Unvested LTIP Units that would otherwise vest based upon the satisfaction of the performance-based criteria shall be forfeited as of the date of the Change in Control without payment of any consideration to the Grantee and become null and void, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such Unvested LTIP Units and (ii) the time-based vesting criteria shall continue to apply. The Grantee shall take all necessary steps to give effect to the preceding sentence. In the event of the Grantee’s Termination without Cause [or with Good Reason] within twelve (12) months following a Change in Control, to the extent the LTIP Units are continued, assumed, or have new rights substituted therefor as set forth in Section 12.1(a) of the Plan in connection with such Change in Control, the Unvested LTIP Units that remain outstanding following the Change in Control shall become fully vested as of the date of such Termination.

8. Payments by Award Recipients. The Grantee shall have no rights with respect to this Agreement (and the Award evidenced hereby) unless he or she shall have accepted this Agreement prior to the close of business on the date described in Section 3 by signing and delivering to the Partnership a copy of this Agreement and (c) unless the Grantee is already a Limited Partner (as defined in the Partnership Agreement), signing, as a Limited Partner, and delivering to the Partnership a counterpart signature page to the Partnership Agreement (attached as Exhibit B) and signing such other documents as may be reasonably necessary to effect the grant of the LTIP Units as determined by the Committee.

9. Distributions. The holders of Vested LTIP Units shall be entitled to receive the distributions to the extent provided for in the Partnership Agreement. The holders of Unvested LTIP Units shall be entitled to receive the distributions to the extent provided for in the Partnership Agreement; provided that any such distributions will be subject to the same vesting requirements as the underlying LTIP Units and shall be paid at the time the LTIP Units become Vested LTIP Units pursuant to Section 4 hereof. For the avoidance of doubt, any such distributions shall first be applied to reduce the Hurdle Price until the Hurdle Return Value is zero and shall not again count as a distribution for purposes of this Section 9. In the event that a cash distribution is made at a time when an Unvested LTIP Unit has a Hurdle Price of $0, such distribution shall be accumulated and deemed reinvested in additional shares of Common Units based upon the Fair market Value of the Common Units at the time of the distribution and shall be paid in shares of Common Units at the time the LTIP Units become Vested LTIP Units pursuant to Section 4 hereof.

10. Adjustments to LTIP Units to Reflect Hurdle Return Value.

(a) Notwithstanding anything to the contrary herein, each LTIP Unit shall have a proportionate right to convert into Common Units under Article XVI of the Partnership Agreement based on (i) the number of Common Units that such LTIP Unit would be entitled to under Article XVI of the Partnership Agreement in the absence of this Section 10(a), multiplied by (ii) a fraction (the “Hurdle Fraction”) equal to (A) the excess (which shall not be less than zero) of (1) the Unit Return Value of such LTIP Unit over (2) the Hurdle Return Value, divided by (B) the Unit Return Value of such LTIP Unit. For example, if the Unit Return Value of an LTIP Unit is $20, and the Hurdle Return Value is $10, then the Hurdle Fraction shall be 50%, and such LTIP Unit shall be entitled to convert into only 50% of the number of Common Units that such LTIP Unit would be entitled to convert into under Article XVI of the Partnership Agreement in the absence of this Section 10(a).

(b) Upon any distribution described in Section 16.4.B of the Partnership Agreement, each LTIP Unit shall be entitled to receive (i) the amount of distributions that such LTIP Unit would be entitled to receive under Section 16.4.B of the Partnership Agreement in the absence of this Section 10(b), multiplied by (ii) the Hurdle Fraction at such time determined under Section 10(a).

11. Miscellaneous.

(a) Amendments. This Agreement may be amended or modified only with the consent of the Company and the Partnership acting through the Committee; provided that any such amendment or modification which materially adversely affects the rights of the Grantee hereunder must be consented to by the Grantee to be effective as against him or her. Notwithstanding the foregoing, this Agreement may be amended in writing signed only by the Company and the Partnership to correct any errors or ambiguities in this Agreement and, without limiting application of the foregoing, to make such other changes that do not, when taken as a whole, materially adversely affect the Grantee’s rights hereunder. Subject to Section 11(i) hereof (and the subject matter thereof), this grant shall in no way affect the Grantee’s participation or benefits under any other plan or benefit program maintained or provided by the Company or the Partnership or any of their subsidiaries or affiliates.

(b) Incorporation of Plan; Committee Determinations. The provisions of the Plan are hereby incorporated by reference as if set forth herein. The Committee will make the determinations and certifications required by this Award as promptly as reasonably practicable following the occurrence of the event or events necessitating such determinations or certifications. In the event of a Change in Control, the Committee will make such determinations within a period of time that enables the Company to make any payments due hereunder not later than the date of consummation of the Change in Control.

(c) Status of LTIP Units; Plan Matters. This Award constitutes an incentive compensation award under the Plan. The LTIP Units are equity interests in the Partnership. The number of shares of Common Stock reserved for issuance under the Plan underlying outstanding LTIP Units will be determined by the Committee in light of all applicable circumstances, including calculations made or to be made under Section 3, vesting, capital account allocations and/or balances under the Partnership Agreement, and the exchange ratio in effect between Common Units and shares of Common Stock. The Company will have the right, at its option, as set forth in the Partnership Agreement, to issue shares of Common Stock in exchange for Common Units in accordance with the Partnership Agreement, subject to certain limitations set forth in the Partnership Agreement, and such shares of Common Stock, if issued, will be issued under the Plan. The Grantee acknowledges that the Grantee will have no right to approve or disapprove such determination by the Company.

(d) Legend. The records of the Partnership evidencing the LTIP Units shall bear an appropriate legend, as determined by the Partnership in its sole discretion, to the effect that such LTIP Units are subject to restrictions as set forth herein and in the Partnership Agreement.

(e) Compliance With Law. The Partnership and the Grantee will make reasonable efforts to comply with all applicable securities laws. In addition, notwithstanding any provision of this Agreement to the contrary, no LTIP Units will become Vested LTIP Units at a time that such vesting would result in a violation of any such law.

(f) Grantee Representations; Registration.

(i) The Grantee hereby represents and warrants that (A) he or she understands that he or she is responsible for consulting his or her own tax advisor with respect to the application of the U.S. federal income tax laws, and the tax laws of any state, local or other taxing jurisdiction to which the Grantee is or by reason of this Award may become subject, to his or her particular situation; (B) the Grantee has not received or relied upon business or tax advice from the Company, the Partnership or any of their respective employees, agents, consultants or advisors, in their capacity as such; (C) the Grantee provides services to the Partnership on a regular basis and in such capacity has access to such information, and has such experience of and involvement in the business and operations of the Partnership, as the Grantee believes to be necessary and appropriate to make an informed decision to accept this Award; (D) LTIP Units are subject to substantial risks; (E) the Grantee has been furnished with, and has reviewed and understands, information relating to this Award; (F) the Grantee has been afforded the opportunity to obtain such additional information as he or she deemed necessary before accepting this Award; and (G) the Grantee has had an opportunity to ask questions of representatives of the Partnership and the Company, or persons acting on their behalf, concerning this Award.

(ii) The Grantee hereby acknowledges that: (A) there is no public market for LTIP Units and neither the Partnership nor the Company has any obligation or intention to create such a market; (B) sales of the LTIP Units are subject to restrictions under the Securities Act and applicable state securities laws; (C) because of the restrictions on transfer or assignment of LTIP Units set forth in the Partnership Agreement, the Grantee may have to bear the economic risk of his or her ownership of the LTIP Units covered by this Award for an indefinite period of time; (D) shares of Common Stock issued under the Plan in exchange for Common Units, if any, will be covered by a Registration Statement on Form S-8 (or a successor form under applicable rules and regulations of the Securities and Exchange Commission) under the Securities Act, to the extent that the Grantee is eligible to receive such shares under the Plan at the time of such issuance and such Registration Statement is then effective under the Securities Act; and (E) resales of shares of Common Stock issued under the Plan in exchange for LTIP Units, if any, shall only be made in compliance with all applicable restrictions (including in certain cases “blackout periods” forbidding sales of Company securities) set forth in the then applicable Company employee manual or insider trading policy and in compliance with the registration requirements of the Securities Act or pursuant to an applicable exemption therefrom.

(g) Section 83(b) Election. The Grantee hereby agrees to make an election to include the Award LTIP Units in gross income in the year in which the Award LTIP Units are issued pursuant to Section 83(b) of the Code substantially in the form attached as Exhibit C and to supply the necessary information in accordance with the regulations promulgated thereunder. The Grantee agrees to file such election (or to permit the Partnership to file such election on the Grantee’s behalf) within thirty (30) days after the Award Date with the IRS Service Center where the Grantee files his or her personal income tax returns, to provide a copy of such election to the Partnership and the Company, and to file a copy of such election with the Grantee’s U.S. federal income tax return for the taxable year in which the Award LTIP Units are issued to the Grantee. So long as the Grantee holds any Award LTIP Units, the Grantee shall disclose to the Partnership in writing such information as may be reasonably requested with respect to ownership of LTIP Units as the Partnership may deem reasonably necessary to ascertain and to establish compliance with provisions of the Code applicable to the Partnership or to comply with requirements of any other appropriate taxing authority.

(h) Tax Consequences. The Grantee acknowledges that (i) neither the Company nor the Partnership has made any representations or given any advice with respect to the tax consequences of acquiring, holding, selling or converting LTIP Units or making any tax election (including the election pursuant to Section 83(b) of the Code) with respect to the LTIP Units and (ii) the Grantee is relying upon the advice of his or her own tax advisor in determining such tax consequences.

(i) Cancellation of B-1 Units. The Grantee hereby acknowledges and agrees that any and all currently outstanding Class B-1 Units granted to the grantee pursuant to the International Market Centers, LP Incentive Units Award Agreement, dated as of [●], have been cancelled pursuant to that certain Incentive Unit Cancellation Agreement, dated [as of the date hereof], by and between the Grantee and International Market Centers, LP (the “Cancellation Agreement”). As a condition to the issuance of the LTIP Units hereunder, the Grantee agrees not to challenge the validity of the Cancellation Agreement or the cancellation of the aforementioned Class B-1 Units and further agrees that in the event of a breach of this sentence by the Grantee, all LTIP Units issued hereunder (and any Common Units or shares of Common Stock issued directly or indirectly in respect thereof) shall, without further action of the parties, immediately be deemed null and void without consideration paid therefor.

(j) Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not so held invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect.

(k) Governing Law. This Agreement is made under, and will be construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflict of laws of such state.

(l) No Obligation to Continue Position as an Employee, Consultant or Advisor. Neither the Company nor any affiliate is obligated by or as a result of this Agreement to continue to have the Grantee as an employee, consultant or advisor and this Agreement shall not interfere in any way with the right of the Company or any affiliate to terminate the Grantee’s employment at any time.

(m) Notices. Any notice to be given to the Company shall be addressed to the Secretary of the Company at [●], and any notice to be given to the Grantee shall be addressed to the Grantee at the Grantee’s address as it appears on the employment records of the Company, or at such other address as the Company or the Grantee may hereafter designate in writing to the other.

(n) Withholding and Taxes. No later than the date as of which an amount first becomes includible in the gross income of the Grantee for income tax purposes or subject to the Federal Insurance Contributions Act withholding with respect to this Award, the Grantee will pay to the Company or, if appropriate, any of its affiliates, or make arrangements satisfactory to the Committee regarding the payment of any United States federal, state or local or foreign taxes of any kind required by law to be withheld with respect to such amount; provided, however, that if any LTIP Units or Common Units are withheld (or returned), the number of LTIP Units or Common Units so withheld (or returned) shall be limited to the number which have a fair market value on the date of withholding equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income. The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company and its affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Grantee.

(o) Headings. The headings of paragraphs of this Agreement are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

(p) Counterparts. This Agreement may be executed in multiple counterparts with the same effect as if each of the signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

(q) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and any successors to the Company and the Partnership, on the one hand, and any successors to the Grantee, on the other hand, by will or the laws of descent and distribution, but this Agreement shall not otherwise be assignable or otherwise subject to hypothecation by the Grantee.

(r) Delay in Effectiveness of Exchange. The Grantee acknowledges that any exchange of Common Units for Common Stock or cash, as selected by the General Partner, may not become effective until six (6) months from the date the Vested LTIP Units that were converted into Common Units became fully vested or, if longer, the second anniversary of the Award Date.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the day of [●], 2015.

INTERNATIONAL MARKET CENTERS, INC., a Maryland corporation

By:

Name:

Title:

IMC OP, LP, a Delaware limited partnership

By:	[●], its general partner

Name:

Title:

GRANTEE

Name:

EXHIBIT A

PAYOUT MATRIX

The Committee will determine the number of LTIP Units that have satisfied the Performance Goal as of each applicable Valuation Date by determining the extent to which the Performance Goal has been achieved as set forth in the following payout matrix.

Performance Goal	Cumulative Percentage of Time-Vested LTIP Units that have Performance Vested
[●]	[●]	%
[●]	[●]	%
[●]	[●]	%

EXHIBIT B

FORM OF LIMITED PARTNER SIGNATURE PAGE

The Grantee, desiring to become one of the within named Limited Partners of IMC OP, LP, hereby accepts all of the terms and conditions of and becomes a party to, the Amended and Restated Agreement of Limited Partnership, dated as of [●], 2015, of IMC OP, LP as amended and restated from time to time (the “Partnership Agreement”). The Grantee agrees that this signature page may be attached to any counterpart of the Partnership Agreement.

Signature Line for Limited Partner:

Name:

Date:

Address of Limited Partner:

EXHIBIT C

ELECTION TO INCLUDE IN GROSS INCOME IN YEAR OF TRANSFER OF

PROPERTY PURSUANT TO SECTION 83(b) OF THE INTERNAL REVENUE CODE

The undersigned hereby makes an election pursuant to Section 83(b) of the Internal Revenue Code with respect to the property described below and supplies the following information in accordance with the regulations promulgated thereunder:

1.	The name, address and taxpayer identification number of the undersigned are:

Name: (the “Taxpayer”)

Address:

Social Security No./Taxpayer Identification No.:

2.	Description of property with respect to which the election is being made: LTIP Units (“LTIP Units”) in IMC OP, LP (the “Partnership”)

3.	The date on which the LTIP Units were issued is [●], 2015. The taxable year to which this election relates is calendar year 2015.

4.	Nature of restrictions to which the LTIP Units are subject:

(a)	With limited exceptions, until the LTIP Units vest, the Taxpayer may not transfer in any manner any portion of the LTIP Units without the consent of the Partnership.

(b)	The Taxpayer’s LTIP Units are subject to forfeiture until they vest in accordance with the provisions in the applicable Award Agreement for the LTIP Units.

5.	The fair market value at time of issue (determined without regard to any restrictions other than restrictions which by their terms will never lapse) of the LTIP Units with respect to which this election is being made was $0 per LTIP Unit.

6.	The amount paid by the Taxpayer for the LTIP Units was $0 per LTIP Unit.

7.	A copy of this statement has been furnished to the Partnership.

Dated:	Name:

SCHEDULE A TO LTIP UNIT AWARD AGREEMENT

Award Date: [●], 2015

Vesting Commencement Date:

Name of Grantee:

Number of Award LTIP Units: